Exhibit 4.9

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

LEASE AGREEMENT

Address of the Leased Property	Kazım Karabekir Mah., 6909/5 Sokak No:4 Torbalı İZMİR Torbalı / İZMİR
Land Registration

Prefabricated reinforced concrete building with a total closed area of 9,868 m2 built on the land registered in the land registry in İzmir Province, Torbalı District, Pancar Neighbourhood, Gurbet Pınarı Location, City Block No: 391 Parcel No: 5.

Type of Leased Property	It is leased as a WORKPLACE/WAREHOUSE.
Name, Surname and Address of the LESSOR

İbrahim AKKUŞ / TR-ID.No: [***]

Gökhan AKKUŞ / TR-ID.No: [***]

İbrahim AKKUŞ: Irmak Mah., 38 Sokak, No:73 Kat:1 Daire:3 Konukpark Sitesi Gaziemir/İzmir

Gökhan AKKUŞ: Irmak Mah., 38/2 Sokak, No:86 Kat:2 Daire:9 Çiçekpark Sitesi Gaziemir/İzmir

Name, Surname and Address of the LESSEE	D-Market Elektronik Hiz. ve Tic. A.Ş. (LESSEE) Boğaziçi Corporate Tax Office, No.: [***] Kuştepe Mah., Mecidiyeköy Yolu Cad., No: 12 Trump Towers Kule 2, Kat:2 Şişli/İstanbul
Start Date of the Lease	01/09/2024
Lease Period	(3) years.
Lease Amount for One Month

The lease period is 3 (three) years and this period is divided into 3 periods of 1 year each.

-In the first lease year (between 01/09/2024 - 31/08/2025) MONTHLY NET AMOUNT: TRY [***] ([***] Turkish Liras) + Withholding Tax

-Conditions on how the lease prices to be paid in the second and third lease years will be determined are set out in the special conditions.

Payment Method of Lease Amount	The lease prices will be paid monthly and in advance by the LESSEE within the first 10 (ten) working days of each month.
Current Condition of the Leased Property	Ready to use, complete, painted - whitewashed and in excellent condition. It is intact and complete with its fixtures.
Usage purpose of the Leased Property	It will be used as a warehouse.

Statement of Fixtures and Fittings Delivered to the LESSEE Together with the Leased Property:

1-

There are two transformers with 1250 KWA power and electrical installations.

2-

Lighting (INDOOR LIGHTING 114 PCS) (OUTDOOR LIGHTING 32 PCS)

3-

In-building electricity distribution panel (9 PCS)

4-

The perimeter wall and the front and rear sides of the warehouse were delivered as flat, clean, and whitewashed.

5-

455 m3 1 Main + 1 diesel Auxiliary pump + 1 Jokey Fire Booster set (1 Piece)

6-

180 m3 and 800 m3 underground water tanks (2 pieces)

7-

Fire Sprinkler Metal Pipe (At the end of the period determined within the scope of Article 7 of the Agreement, it will be delivered to the LESSEE by the LESSOR in full and working condition with a delivery and receipt certificate).

8-

Sprinkler head (It will be delivered to the LESSEE by the LESSOR at the end of the period determined within the scope of Article 7 of the Agreement in full and working condition with a delivery and receipt certificate).

9-

30 metre indoor hose fire cabinet (18 pieces)

10-

DN ...... Fire Hydrant (6 pieces) (At the end of the period determined within the scope of Article 7 of the Agreement, it will be delivered to the LESSEE by the LESSOR in full and working condition with a delivery and receipt certificate).

11-

Outfield fire cabinets (6 pieces)

12-

Outfield Underground pipe 50 mm (1000 MT)

13-

Mains Booster: DM1 1,5 KW + 100 LT tank-(Mass booster) (1 piece)

14-

Submersible pump, impo submersible 7,5. KW + control panel (1 piece) (102 m vertical + 70 m horizontal)

15-

Sheet metal rolling door, door 500cm x 500 cm (9 pcs)

16-

Barrier (1 piece)

17-

Lightning rod (1 piece)

In accordance with the Stamp Tax Law No. 488, all stamp tax arising from the two-copy lease agreement will be declared and paid by the LESSEE within the legal period and half of the amount paid will be reimbursed by the LESSOR.

PRINTED CONDITIONS

(The provisions of these printed terms and conditions that are not in conflict with the Special Terms and Conditions signed below remain in full force and effect)

1-	The LESSEE is obliged to use the leased property as well as its own property and not spoil it or lose its qualities, properties, fame, and reputation.
2-

The LESSOR is obliged to deliver the leased property to the LESSEE in a condition suitable for the use intended in the agreement and with paint, whitewash, mechanical, electrical and architectural equipment installed in good condition and the fixtures specified in this agreement are well maintained and in working order. Upon the termination of the agreement, the LESSEE will also evacuate the leased property as it was received.

3-

In case the leased property is partially or completely subleased by the LESSEE to a third party other than Doğan Online and Doğan Group subsidiaries and group companies, or its distribution and allocation is changed other than those specified in the special articles, and the LESSEE does not restore it despite the warning and reasonable time granted, the LESSOR may revoke the lease agreement and the LESSEE is obliged to compensate the damage and loss that will occur because of this, without the obligatory need to make a protest and to obtain a judgement. If the damage is caused by a third party, it does not affect the LESSOR's claim right from the first LESSEE.

4-

The LESSOR is obliged to make the essential repairs that must be carried out within the lease period as soon as they are notified by the LESSEE, at its own expense. In case the defect is not resolved by the LESSOR, if the LESSEE prefers, the LESSEE will carry out the necessary repairs and maintenance on the LESSOR's account and will deduct the expenses from next month's lease amount. However, if the said notification of the defect to the LESSOR and the performance of the repair and maintenance operations by the LESSOR will take time and this will cause the loss of the LESSEE, in such a case, the LESSEE will have the said defect made on the account of the LESSOR without notifying the LESSOR and will deduct the expenses incurred from the next month's lease amount.

5-	The tax and major repairs of the leased immovable belong to the LESSOR, and the cleaning, maintenance and improvement costs required for its use belong to the LESSEE.
6-

The LESSEE is obliged to deliver the leased property to the LESSOR in the state in which they found it. The LESSEE is obliged to fully return the fixtures and fittings in the leased real estate at the end of the agreement period. In case of loss of both these fixtures and fittings of the leased property or in case of a deficiency in their value rather than the deficiency arising from the use as usual, the LESSEE is obliged to compensate them with their value and to restore them to their former condition if the LESSOR requests.

7-

The LESSEE is obliged to return the leased property as received, except for wear, deterioration and deficiencies arising from ordinary use. The LESSEE is not responsible for any loss, deterioration and/or wear and tear occurring in the leased property due to use in accordance with the agreement and/or ordinary use.

8-

The LESSEE is not allowed to resist the visit of the candidates who come to see the leased property by making an appointment in advance from the LESSEE within the last month of the agreement period and to examine the qualifications.

9-	The LESSEE will compensate the damage and loss of the LESSOR based on the finalized court decision if the lease term expires and the LESSEE fails to evacuate the leased property.

Such things that do not constitute a serious danger to the health of the LESSEE or the people living with them or the employees do not give the right and opportunity for the LESSEE to refrain from delivering the leased property and to break the agreement or to request a deduction from the lease amount in case of occurrence during the lease term.

10-

The LESSEE will be able to carry out all kinds of modifications and decorations without changing the static structure of the building for the use of the leased property as a workplace, provided that the LESSEE informs the LESSOR and obtains its written permission. At the time of evacuation, the LESSEE is free to remove the add-ons and portable decorations without damaging the main building. Provided that the leased property is returned to the LESSOR exactly as it was delivered to the LESSEE, there will be no claim for any rights and receivables within this scope.

11-

The LESSEE will be able to obtain city water, natural gas and electricity at its own expense by obtaining the written consent of the LESSOR, and if there is no antenna installation in the workplace, the lessee will be able to have a private antenna installed. The costs of this equipment and its subscription fee, if any, will belong to the LESSEE. The additional expenses arising from the ordinary use of the leased property and the fixture renewal costs of the leased property or the environment belong to the LESSOR, and the LESSEE does not have any responsibility in this regard.

SPECIAL CONDITIONS

1-

The LESSEE shall not sublease or transfer the lease agreement to anyone other than Doğan Online and Doğan Group subsidiaries and group companies, in whole or in part, without obtaining the written consent of the LESSOR. They may not leave it for the use of others under any name whatsoever. Other situations shall be grounds for termination of this agreement and eviction.

2-

The leased property will be used exclusively as a “WORKPLACE/WAREHOUSE” The leased property cannot be used for other purposes. The LESSEE shall avoid acts that will disturb the comfort and peace of the people living in the vicinity during its use and shall not allow the spread of disturbing things such as noise, smoke, or odour. Violation of this article will be the reason for termination of this agreement and evacuation.

3-

During the lease duration, electricity, water, natural gas, internet, telephone expenses and all similar expenses, environmental cleaning taxes, licence fees and expenses, flashing signs - advertisement taxes, transformer dues and general expenses specified in Article 20 of the Property Ownership Law No. 634 and the management expenses (janitorial-security fee, management fee, etc.) to be collected for the share of the leased property shall be paid by the LESSEE. The LESSEE will have all subscriptions such as electricity, water, natural gas, internet, telephone and similar subscriptions made in its own name within 15 (fifteen) days from the date of execution of the lease agreement and accepts and undertakes that when the leased property is evacuated, it will be closed by paying all of the invoices belonging to its own period. All expenses other than property tax, SSDF (Defence Industry Support Fund), environmental cleaning tax, obligations arising from the Municipal Income Law, and all kinds of expenses required for the use of the leased property will be paid by the LESSEE. Violation of this article is a reason for evacuation.

4-

The leased property is in full, complete, painted, whitewashed, and in perfect condition and has been delivered with its existing fixtures. At the time of evacuation, it will be returned in exactly the same manner, with its fixtures complete, intact and clean. Any damage and loss that may occur during the use of the LESSEE will be remedied by the LESSEE before evacuation. In case of the requirement for major repairs to the immovable during the ordinary use of the LESSEE, the costs of these major repairs will be borne by the LESSOR. The LESSEE will undertake periodic maintenance of the fixtures and remedy the malfunctions arising from the use and the related expenses. The LESSEE will not carry out any changes that negatively affect the appearance and strength of the building and that are in violation of Building Law No. 3194 and the Building Bylaws. Damages and malfunctions that may occur due to the modifications to be carried out by the LESSEE will be remedied by the LESSEE. The LESSEE will be able to carry out all kinds of modifications and decorations without affecting the static structure of the building for the use of the leased place as a workplace warehouse after informing the LESSOR and obtaining its written permission. At the time of evacuation, the LESSEE is free to remove the add-ons and portable decorations without damaging the main building. The LESSOR will not have any claim for any rights and receivables in this scope, provided that the leased property is returned exactly as it was delivered to the LESSEE. All measures required for the use of the leased immovable as a workplace warehouse will be taken by the LESSEE. The LESSEE will take out and pay the premiums of 'workplace warehouse liability insurance' and 'third-party financial liability insurance’ against the possible risks and losses that may occur during the lease period.

5-

The lessee may hang all kinds of announcements and signs in the places permitted in the management plan, provided that the lessee adheres to the management plan of the leased property and pays all kinds of taxes.

6-

The LESSOR accepts, declares and undertakes that as of the execution date of this agreement, the LESSEE may be allowed to enter the leased property, use the leased property on a complimentary basis until 01/09/2024, and that the agreement may be terminated immediately and without any compensation by the LESSEE in any case where it prevents or makes it difficult to use.

7-

The LESSOR agrees and undertakes that the project, material, and on-site features, as well as fixing the sprinkler system and fire alarm systems of the building, will be undertaken by the LESSOR. The LESSOR undertakes that it will make the necessary site deliveries in regions through mutual agreement with the LESSEE and that the sprinkler system and fire alarm system will be delivered to the LESSEE in 120 (one hundred and twenty) days from the date of 01.01.2025 in working order together with all the appurtenances of the sprinkler system and fire alarm system with a delivery and receipt certificate. All responsibility arising from the non-availability of the sprinkler system and fire alarm system within the time interval specified in this article belongs to the LESSEE. However, if the systems are delivered after the date specified in this article, all responsibility belongs to the LESSOR. The LESSEE is entitled to terminate this lease agreement immediately and without any compensation, both due to the delay in delivery and due to any damage incurred due to the delay. In case of the existence of such a situation, without prejudice to the LESSEE's right to terminate the agreement, if the LESSOR fails to deliver the sprinkler system and fire alarm systems of the immovable in full and working condition to the LESSEE as of 01.05.2025, the LESSOR will make a payment to the LESSEE in the amount of the daily lease price for each day of delay in delivery. These amounts will become due and payable without any warning and notice, and the LESSOR shall pay these amounts to the LESSEE immediately and in cash.

8-

This lease agreement will become effective as of 01/09/2024. The lease period is determined as 3 (three) years. The 3 (three) year lease period is divided into 3 periods of 1 year each. According to this,

-

In the first lease year (between 01/09/2024 - 31/08/2025 - excluding the lease price for the month of March 2024), MONTHLY NET: TRY [***] ([***] Turkish Lira) + withholding tax will be paid. The lease price for 2024 March has been determined as TRY [***] with the agreement of the parties.

-

In the second lease year (between 01/09/2025 - 31/08/2026), the monthly lease price to be determined according to the rate of change according to the twelve-month averages in the consumer price index to be announced by the Turkish Statistical Institute for the expired past (previous) lease year + withholding tax will be paid.

-

In the third lease year (between the dates of 01/09/2026 - 31/08/2027), the monthly lease price to be determined according to the rate of change according to the twelve-month averages in the consumer price index to be announced by the Turkish Statistical Institute for the expired past (previous) lease year + withholding tax will be paid.

Half amount of the LEASE PRICE (IBAN NO: [***]) will be transferred to the IBAN account of the LESSOR at İbrahim AKKUŞ DenizBank A.Ş. Karabağlar Büyük İşletmeler Branch within the first 10 (ten) business days following the date of service of the invoice issued by the LESSOR to the LESSEE, in advance and on a monthly basis. Half of the LEASE PRICE (IBAN NO: [***]) will be transferred to the IBAN account of Gökhan AKKUŞ DenizBank A.Ş. Karabağlar Büyük İşletmeler Branch.

10-

If the lease agreement is renewed for a one-year period with the consent of the lessor in the future, the LESSEE will pay the lease price for the last one year by increasing the rate of change in the consumer price index to be announced by the Turkish Statistical Institute ("TÜİK") "for the previous one-year lease period according to the twelve-month averages". In case it becomes possible to request a lease price at a higher rate than the increase condition specified in this agreement for the leased immovable due to changes that may occur in the legislation and/or Article 344 of the Turkish Code of Obligations in the future; the increases to be applied in the lease prices according to this agreement, including those to be made at the end of the first 1-year lease period (2nd and 3rd lease years) mentioned above, will be based on this maximum increase rate, which would have been the maximum ( at most) rent increase rate that could be included in the lease agreement if the lease agreement had been entered into during the period in which the increase would be applied. Likewise, in the event that a new index is adopted in the future by the competent authorities of the state or in accordance with the legislation instead of these indices, the new indices to be adopted will be taken as basis.

11-

The LESSEE may terminate this lease agreement at any time without compensation, without any reason, by serving 30 days prior notice. In this case, the LESSEE is obliged to pay the lease price born to the LESSOR, but the LESSOR agrees and undertakes that it will not request any claim for unborn lease costs. The LESSEE is obliged to allow the candidate lessees who request to observe the Leased Property after the termination notice to see the property and to allow the lease/sale posters to be placed on the property, provided that they make an appointment in advance.

12-

In case the LESSEE fails to obtain a "business establishment and operation licence" from the municipality to which the leased property is affiliated, the LESSEE may immediately terminate the lease agreement without compensation after the licence application is not granted. In such a case, the LESSEE will pay the lease price that has arisen for the period until the termination notice, but will not pay the unborn lease fees for the following months. If a deposit has already been paid to the LESSOR, the LESSOR will immediately return the deposit to the LESSEE.

13-

After the LESSEE notifies that they will vacate the leased property, the LESSEE will allow the LESSOR to place a “For Lease” sign on the property in a way that will not interfere with the business and operation of the LESSEE’s sign-front facade and those who are interested in leasing this place will be allowed to visit the property by making an appointment with the LESSEE in advance.

14-

The addresses of the LESSEE and the LESSOR for notification are the addresses written on the cover page of the agreement. In case these addresses change, if the new address is not notified to the other party in writing, notifications served to these addresses will be considered valid. All kinds of notifications to be issued to the LESSEE by pointing out the leased property as the address will be considered to have been duly served. The address of the leased property has been accepted as the legal notification address of the LESSEE in accordance with Article 35 of the Notification Law.

15-	For the settlement of any disputes arising out of this agreement, Izmir Courts and Execution Offices are authorized to hear and resolve such disputes.
16-	In matters not stipulated in this agreement, the provisions of the Turkish Code of Obligations No. 6098 and the relevant legislation will prevail.

This 28-Article Agreement has been signed in two copies on the date after being read and agreed upon by the parties. 01/09/2024

SPECIAL FEATURES AND FIXING

A.ACTIONS TO BE PERFORMED BEFORE OBTAINING THE OPERATING/BUSINESS LICENCE

All of the features and fixings included in this provision A will be carried out fully and completely by the LESSOR at its own expense as of 15.10.2024 and delivered to the LESSEE.

1-	The lessor will prepare 11 units of 240cm * 250cm in the warehouse passage wall cavities from the places shown by the lessee.
2-	The lessor will replace the 200cm * 250cm (9 pieces) entrance doors in the independent sections with fire doors of the same size.
3-	The lessor will have magnetic contact and PIR installed to ensure the control of each 500cm*500cm (9 pieces) and replaced (9 pieces) entrance doors.
4-	The lessor will cover the ribbon windows close to the floor with fencing wire for security purposes.
5-	The lessor will place an insulated security cabin with a floor area of 200cm * 250cm in the entrance door area of the building and 2 WCs at the gate at the entrance.
6-	The lessor will install razor wire on the perimeter fence and entrance gates for security purposes.
7-	The lessor will place a barrier at the corner entrance door for use during the day.
8-	The lessor will have built a roof (deck) ladder with a locked entrance to go up to the roof.
9-

The lessor accepts and undertakes that the project, material and on-site features and fixings of the sprinkler system and fire alarm systems of the building are undertaken at the expense of the lessor.

B.ACTIONS TO BE PERFORMED AFTER OBTAINING THE OPERATING/BUSINESS LICENCE

All of the modifications and features & fixings in this Article B will be carried out fully and completely by the LESSOR at its own expense at the end of 60 days from the date of obtaining the operating/business licence and will be delivered to the LESSEE.

1-	The lessor will make a rest area having a prayer room with a total area of 15 m2, 100cm fixed 150cm zip and a transparent cover that can be opened at any time where the lessee wishes.
2-

The lessor will make a resting place having a prayer room and 5 WCs with a total area of 90m2, isolated from the garden with a transparent cover that can be opened at any time with a 100cm fixed 150cm zip from the ground where the lessee shows its location on the north front.

3-	The lessor will build a garden access control gate with a height of 120 cm in the place to be shown by the lessee on the west and north facades of the leased property.
4-	The LESSOR will build a security room with fire alarm, camera recording, door control magnetic contact alarm centre where the LESSEE shows the location in the building.
5-	In case of need, the lessor will build a two-storey 100m2 + 100m2 Dining Hall, Changing rooms and office in the building.
6-	The warehouse passage areas, which are 11 pieces of 240cm * 250cm in size, will be enlarged as 680cm * 275cm.

In the event that the features & fixings and modifications specified in A and B are not completed on the delivery dates specified above, that there are some deficiencies and/or minor defects in the features & fixings and that the LESSEE notifies the LESSOR with a report, these shall be completed by the LESSOR within a maximum period of 60 days from the delivery date. If the deficiencies specified in the report are not completed within this period, the LESSEE will be entitled to have all necessary modifications carried out at the LESSOR's expense. In case these costs are not covered by the LESSOR at the first request of the LESSEE, the LESSEE has the right to deduct these costs from the lease amounts.

LESSOR İBRAHİM AKKUŞ(signed) GÖKHAN AKKUŞ(signed)	LESSEE D MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş. (two signatures on the stamp)